Exhibit 99.1

PR Contact Mitchell Simmons Rubenstein PR msimmons@rubensteinpr.com (212) 843-8364	IR Contact Chris Witty / Jody Burfening Lippert/Heilshorn & Associates cwitty@lhai.com (212) 838-3777

GlobalOptions Completes Equity Restructuring

NEW YORK, NY - July 26, 2007 – GlobalOptions Group, Inc. (OTCBB: GOPG), a leading provider of domestic and international risk mitigation and management services, today announced that on July 25, 2007, the Company eliminated all of its outstanding Series A and B preferred stock and warrants in an equity restructuring.

As a result of the equity restructuring, all formerly outstanding Series A and B Preferred Stock and warrants convertible into 6,625,562 shares of common stock have been restructured into a total of 5,904,553 shares, consisting of (1) newly-created Series C and D Preferred Stock convertible into 5,273,788 shares and (2) 630,765 shares of common stock.

“We believe this equity restructuring simplifies our balance sheet and positions the Company for future growth. We appreciate the support of our securityholders in helping us to achieve this goal,” said Dr. Harvey Schiller, Chairman and CEO of GlobalOptions.

Details of Equity Restructuring

As part of the equity restructuring, holders of the Company’s Series A Preferred Stock and Series B Preferred Stock received, in consideration of the cancellation of those shares and all of their warrants:

•	one share of Series C Preferred Stock for each share of their Series A Preferred Stock and Series B Preferred Stock; and

•	31.25 shares of common stock for each share of their Series A Preferred Stock and Series B Preferred Stock.

In addition, all other warrant holders received, in consideration of the cancellation of their warrants, 0.2 shares of common stock for each share subject to those warrants.

Details of Series C and D Preferred Stock

The Series C Preferred Stock will automatically convert into common stock upon the consummation of a qualified underwritten public offering and, while outstanding, will vote together with the common stock on an as-converted basis. Holders of the Series C Preferred Stock are not entitled to receive dividends.

In addition, to minimize the impact of concentrated voting power, a limited number of holders, whose receipt of common stock in the equity restructuring would have caused them to beneficially own in excess of 4.99% of the Company’s outstanding common stock, received shares of Series D Preferred Stock in lieu of shares of common stock. Similarly, some of these holders will also receive one share of Series D Preferred Stock upon the conversion of each share of their Series C Preferred Stock. The Series D Preferred Stock is non-voting, has a nominal $0.001 per share liquidation preference and is convertible into common stock to the extent that a holder’s beneficial ownership of the Company’s common stock falls below the 4.99% threshold.

About GlobalOptions Group, Inc.

GlobalOptions, with headquarters in New York City and offices in 16 cities, is an integrated provider of risk mitigation and management services to government entities, Fortune 1,000 corporations and high net-worth and high-profile individuals throughout the world. We enable clients to identify, assess and prevent natural and man-made threats to the well-being of individuals and the operations of governments and corporations. In addition, we assist our clients in recovering from the damages or losses resulting from the occurrence of acts of terror, natural disasters, fraud and other risks. Our services currently include risk management and security, investigations and litigation support, anti-fraud solutions and business intelligence, and crisis management and emergency response plans. Additional information can be found at www.globaloptions.com

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made. To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties, including the successful integration of acquired businesses, projected financial information and the continued successful implementation of the Company’s business strategy.

Certain of these risks and uncertainties will be described in greater detail in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.